Jody M. Walker
Attorney At Law

7841 S. Garfield Way
Littleton, CO 80122

(303) 850-7637
Fax (303) 220-9902

January 2, 2005

Advaxis, Inc.
212 Carnegie Center
Suite 206
Princeton, NJ 08540

Re: Post Effective Amendment No. 1 to Registration Statement on Form SB-2 of Advaxis, Inc.
SEC File Number: 333-04 122504

Gentlemen:

I have acted as special counsel to Advaxis, Inc. a Colorado corporation (the "Company") with respect to Colorado law in connection with the above Registration Statement on Form SB-2 of the Company, as amended ("Registration Statement") relating to shares of its Common Stock (the "Shares"), namely (i) outstanding shares of Common Stock held by certain shareholders of the Company, and (ii) shares of Common Stock to be offered upon exercise of certain outstanding Warrants.

I have received a copy of the Company's Amended and Restated Articles of Incorporation on file with the Colorado Secretary of State, as well as copies of its By-laws, as amended, the Warrants, the minutes of the relevant corporate proceedings and such other documents as we deemed pertinent to this opinion.

I have assumed the accuracy of the information set forth in the Registration Statement without and independent investigation.

Based on the foregoing, it is my opinion that the Shares when offered by means of the prospectus which is part to the Registration Statement will be legally issued, fully paid and nonassessable.

I hereby consent to the reference to my firm under the caption "Legal Matter" in the prospectus and the filing of this opinion as an exhibit to the Registration Statement.

Sincerely yours,

Jody M. Walker

Jody M. Walker, Attorney At Law

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